As filed with the Securities and Exchange Commission on August 23, 2000
                                                      Registration No. 333-62613

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549
                             -----------------------

                                    Form S-8
                             Registration Statement
                        Under the Securities Act of 1933
                             -----------------------

                                 WorldCom, Inc.
                           (f/k/a MCI WORLDCOM, Inc.)

             (Exact name of registrant as specified in its charter)

                Georgia                                 58-1521612
    (State or other jurisdiction of                  (I.R.S. Employer
    incorporation or organization)                   Identification No.)

                            500 Clinton Center Drive
                           Clinton, Mississippi 39056
                          (Address, including zip code,
                  of registrant's principal executive offices)


   WorldCom, Inc. 401(k) Salary Savings Plan (f/k/a LDDS Salary Savings Plan)
--------------------------------------------------------------------------------
                            (Full title of the plan)

                            P. Bruce Borghardt, Esq.
                                 WorldCom, Inc.
                      10777 Sunset Office Drive, Suite 330
                            St. Louis, Missouri 63127
                                 (314) 909-4100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         -------------------------------



                         CALCULATION OF REGISTRATION FEE
==================================================================================================
                            Amount            Proposed Maximum     Proposed Maximum    Amount of
Title of Securities         to be              Offering Price         Aggregate       Registration
  to be Registered        Registered            Per Share(2)        Offering Price(2)      Fee
==================================================================================================
  Common Stock, $0.01   4,500,000 shares(4)      $34.75             $156,375,000.00     $41,283
  par value, and
  associated preferred
  stock purchase
==================================================================================================

-----------------

     1 Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

     2 Computed pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of determining the registration fee. Proposed maximum offering price represents the average of the high and low prices for the Registrant's Common Stock reported on the Nasdaq National Market on August 22, 2000.

     3    Each  share of  Common  Stock  also  represents  one  preferred  stock purchase right. Preferred stock purchase rights cannot trade separately from the underlying common stock and, therefore, do not carry a separate price or necessitate an additional filing fee.

     4 This Registration Statement also covers such additional shares of common stock as may be issuable pursuant to antidilution provisions.


     This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on this form relating to the same employee benefit plan is effective. Consequently, pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 filed by WorldCom, Inc. (the "Company") and the WorldCom, Inc. 401(k) Salary Savings Plan (f/k/a LDDS Salary Savings Plan) (the "Plan") on November 9, 1993, Registration No. 33-71450, are incorporated by reference into this Registration Statement.

Item 3. Incorporation Of Certain Documents By Reference

     References  herein  to  the  Company  refer  to  WorldCom,   Inc.  and  its
subsidiaries, which prior to May 1, 2000, was named MCI WORLDCOM, Inc.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company (formerly Resurgens Communications Group, Inc. ("Resurgens")) under File No. 0-11258 (formerly File No. 1-10415, in the case of Resurgens) or by the WorldCom, Inc. 401(k) Salary Savings Plan (the "Plan") under File No. 333-02115 pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and shall be deemed to be a part hereof:

     (1) WorldCom's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     (2) WorldCom's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000;

     (3) WorldCom's Current Reports on Form 8-K-1 dated April 11, 2000 (filed April 11, 2000), Form 8-K-2 dated April 11, 2000 (filed April 11, 2000), Form 8-K dated May 16, 2000 (filed May 16, 2000), Form 8-K dated May 19, 2000 (filed May 22, 2000), Form 8-K dated May 31, 2000 (filed June 12, 2000) and Form 8-K dated July 13, 2000 (filed July 13, 2000);

     (4) the description of WorldCom's (formerly Resurgens') Common Stock as contained in Item 1 of Resurgens' Registration Statement on Form 8-A dated December 12, 1989, as updated by the descriptions contained in WorldCom's Registration Statement on Form S-4 (File No. 333-16015), as declared effective by the Commission on November 14, 1996, which includes the Joint Proxy Statement/Prospectus dated November 14, 1996 with respect to WorldCom's Special Meeting of Shareholders held on December 20, 1996, under the following captions:
"Description of WorldCom Capital Stock" and "Comparative Rights of Shareholders" and by the descriptions contained in our Proxy Statement dated April 23, 1999 under the following captions: "Approval of Amendment to Second Amended and Restated Articles of Incorporation, as Amended, to Increase Authorized Shares of Common Stock" and "Future Proposals of Security Holders";

     (5) the description of WorldCom's Preferred Stock Purchase Rights contained in WorldCom's Registration Statement on Form 8-A dated August 26, 1996, as updated by WorldCom's Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997);

     (6) the description of the WorldCom Series B Convertible Preferred Stock contained in WorldCom's Registration Statement on Form 8-A dated November 13, 1996; and

     (7) the Annual Report on Form 11-K of the Plan for the year ended December 31, 1999.

     All documents filed by the Company or the Plan with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, on or after the date of this Registration Statement and prior to the termination of the offering of the securities registered hereby shall be deemed to be incorporated by reference herein and into the respective prospectus for the Plan and to be a part hereof and thereof from the date of filing of such documents. Any statement contained herein or therein or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus.

Item 6. Indemnification Of Directors And Officers

     Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the Georgia Code. Section 14-2-202(b)(4) also does not eliminate or limit the rights of the Company or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

     The provisions of Article Ten of the Company's Second Amended and Restated Articles of Incorporation, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the Georgia Code as outlined above. Article Ten further provides that the liability of directors of the Company shall be limited to the fullest extent permitted by amendments to Georgia law.

     Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the Georgia Code permits indemnification of a director of the Company for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of the Company) in which he or she is made a party by reason of being a director of the Company and of directors who, at the request of the Company, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding that such conduct was at least not opposed to the best interests of the corporation, and
(c) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

     A Georgia  corporation may not indemnify a director under Section 14-2-851:
(i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (ii) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

     Prior to indemnifying a director under Section 14-2-851 of the Georgia Code, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (i) a majority vote of a quorum consisting of disinterested directors; (ii) a duly designated committee of disinterested directors; (iii) duly selected special legal counsel; or (iv) a vote of the shareholders, excluding shares owned by or voted under the control of directors who do not qualify as disinterested directors.

     Section 14-2-856 of the Georgia Code provides that a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the Georgia Code, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the Georgia Code provides that directors who are successful which respect to any claim brought against them, which claim is brought because they are or were directors of the Company, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

     The Georgia Code also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the Georgia Code, or (4) for any transaction in which the director obtained an improper personal benefit.

     Section 14-2-857 of the Georgia Code provides that an officer of the Company (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, subject to the same limitations as described above. In addition, the Company may, as provided by either the Company's Second Amended and Restated Articles of Incorporation, as amended, the Company's Restated Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

     The indemnification provisions of Article X of the Company's Restated Bylaws and Article Twelve of the Company's Second Amended and Restated Articles of Incorporation, as amended, are consistent with the foregoing provisions of the Georgia Code. However, the Company's Second Amended and Restated Articles of Incorporation, as amended, prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not opposed to, the Company's best interests, or to have improperly received a personal benefit, or in the case of a criminal proceeding, if such director had reasonable cause to believe his or her conduct was unlawful, or in the case of a proceeding by or in the right of the Company, in which such director was adjudged liable to the Company, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances. The Company's Restated Bylaws extend the indemnification available to officers under the Georgia Code to employees and agents.

Item 8. Exhibits

     See Exhibit Index.

     The Registrant has submitted the plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi on August 23, 2000.

                                        WorldCom, Inc.



                                        By:      /s/ Scott D. Sullivan
                                            ------------------------------------
                                                 Scott D. Sullivan
                                                 Chief Financial Officer

                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, Scott D. Sullivan, and P. Bruce Borghardt, and each of them (with full power to each of them to act alone), his true and lawful attorneys in fact and agents for him and on his behalf and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    Name                       Title                              Date
                    ----                       -----                              ----


                                      Director
 ------------------------------------
     Clifford L. Alexander, Jr.


 /s/ James C. Allen                   Director                                 August 23, 2000
 ------------------------------------
     James C. Allen


 /s/ Judith Areen                     Director                                 August 23, 2000
 ------------------------------------
     Judith Areen


                                      Director
 ------------------------------------
     Carl J. Aycock


 /s/ Max E. Bobbitt                   Director                                 August 23, 2000
 ------------------------------------
     Max E. Bobbitt
                                      Director, President and
                                      Chief Executive Officer
 /s/ Bernard J. Ebbers                (Principal Executive Officer)            August 23, 2000
 ------------------------------------
     Bernard J. Ebbers


                                      5



 /s/ Francesco Galesi                 Director                                 August 23, 2000
 ------------------------------------
     Francesco Galesi


 /s/ Stiles A. Kellett, Jr.           Director                                 August 23, 2000
 ------------------------------------
     Stiles A. Kellett, Jr.


 /s/ Gordon S. Macklin                Director                                 August 23, 2000
 ------------------------------------
     Gordon S. Macklin


 /s/ John A. Porter                   Director                                 August 23, 2000
 ------------------------------------
     John A. Porter


 /s/ Bert C. Roberts, Jr.             Chairman of the Board                    August 23, 2000
 ------------------------------------
     Bert C. Roberts, Jr.


 /s/ John W. Sidgmore                 Director                                 August 23, 2000
 ------------------------------------
 John W. Sidgmore
                                      Director and Chief Financial Officer
                                      (Principal Financial Officer and
 /s/ Scott D. Sullivan                Principal Accounting Officer)            August 23, 2000
 ------------------------------------
     Scott D. Sullivan


 /s/ Lawrence C. Tucker               Director                                 August 23, 2000
 ------------------------------------
     Lawrence C. Tucker


     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi, on August 23, 2000.

                                      WorldCom, Inc. 401(k) Salary Savings Plan


                                      By:  /s/ Scott D. Sullivan
                                           -----------------------------------
                                              Scott D. Sullivan
                                              Chief Financial Officer

                                  EXHIBIT INDEX

   Exhibit
   Number                    Description
   ------                    -----------

    23.1       Consent of Arthur Andersen LLP

    23.2       Consent of KPMG LLP

    24.1       Power of Attorney (included in Signature Pages)